EXHIBIT 12(b)

                      CERTIFICATE OF FUTURE STOCKHOLDER OF
                          MASTER U.S. HIGH YIELD TRUST

      Mercury U.S. High Yield Fund, Inc., a future holder of shares of beneficial interest of Master U.S. High Yield Trust, a Delaware business trust (the "Trust"), does hereby confirm to the Trust its representation that it will purchase such shares for investment purposes, with no present intention of redeeming or reselling any portion thereof.

                                        MERCURY U.S. HIGH YIELD FUND, INC.

                                        By:
                                           -------------------------------
                                                 Authorized Officer

Dated: August 30, 2000